Exhibit 21.1

SUBSIDIARIES OF PLAINS RESOURCES INC.

State of Incorporation/Organization

Calumet Florida LLC	Delaware

Plains Holdings Inc.	Delaware

Plains Holdings II Inc.	Delaware